Exhibit 10.16

DEVELOPMENT, COLLABORATION AND

LICENSE AGREEMENT

Dated September 13th, 2016

by and between

JUPITER ORPHAN THERAPEUTICS, INC,
a corporation incorporated under the laws of Delaware , having its principal place of business at
601 Heritage Drive Suite#137, Jupiter, Florida, 33458 USA

and

AQUANOVA AG,
a corporation incorporated under the laws of Germany, having its principal place of business at
Birkenweg 8-10, 64295 Darmstadt, Germany

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DEVELOPMENT, COLLABORATION AND LICENSE AGREEMENT

This Development, Collaboration and License Agreement (“Agreement”), dated September 13th, 2016 (the “Effective Date”) is made by and between Jupiter Orphan Therapeutics, Inc. (“JOT”), a corporation organized under the laws of Delaware, United States of America and Aquanova AG a company organized under the laws of Germany (“Aquanova”) (each a “Party” and collectively, the “Parties”).

P R E A M B L E

Aquanova is a well-established German company in the field of development, manufacturing and selling of colloidal formulas with 20 years of experience. The company has developed a proprietary solubilization and micelle delivery technology for the formulation of raw materials and active ingredients for but not limited to the food, beverage, dietary supplement, cosmetics and pharmaceutical segments.

JOT is a US-based pharmaceutical company with experience in the research, development, manufacturing and commercialization of pharmaceutical products.

Orphan diseases represent a very large market worldwide for suitable pharmaceutical products;

JOT is committed to bring to the market pharmaceutical products for primarily orphan diseases in the U.S. and worldwide;

JOT is aware and accepts that Aquanova sells formulations worldwide primarily to manufactures in the food, beverage, dietary supplements and other segments, which is not meant and must not be restricted by this Agreement in any way except in areas that is effected by the content of this agreement;

Aquanova is aware and accepts that JOT has to use, by competitive nature and/or for regulatory reason, the best possible product for each specific treatment JOT will approach a solution for. This might mean that the Aquanova technology referred to in this agreement will not be used for certain disease areas;

The intent of the collaboration between the Parties is meant to create a differentiated and well defined new product offer in the pharmaceutical segment;

Both parties are interested in creating a pharmaceutic product with the focus on the treatment of orphan diseases with ingredients already in use for non-pharmaceutic products and are willing to engage in a collaboration to create a product that gets approved by the respective responsible regulatory bodies as a pharmaceutical product. The parties expect a timeline from beginning of their collaboration until product launch of roughly 24 to 48 months.

Aquanova and JOT desire that Aquanova develops (a) Formulation(s) for the active Ingredient(s) as specified in Appendix 1 for development and commercialization of Products by JOT in the Territory, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, JOT and Aquanova hereby agree as follows:

Article I.
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

“Active Ingredient (“API”)” means the clinically active material as specified in Appendix 1 for use in a pharmaceutical Product. Bachem is the supplier of the API used to date but other qualified sources of an equivalent  material may be utilized to achieve the final product. This Appendix will be updated as alternative active materials and/or suppliers will be involved.

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“Affiliate” means a legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; provided, however, that if local law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

“Applicable Law” means the applicable laws, rules, regulations, guidelines or other requirements of any Governmental Authority.

“Aquanova Know-How” means all know-how relating to the Solubilization and Micelle Technology or a Product that is (a) Controlled by Aquanova or any of its Affiliates at any time, and (b) necessary or useful for the Development, Manufacture, use or Commercialization of a Product.

“Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in Darmstadt, Germany, or (c) a bank or other public holiday in Jupiter, Florida, U.S.

“Clinical Trial” means any human clinical trial of a Product.

“Co-Packaged Combination Product” or “CCP” means a product comprised of one or more Products and one or more separate pharmaceutical products (that do not constitute a Product), kits, tests, items of equipment or other components that are either packaged together or sold together for a single price as a co-packaged product.

“Combination Product” means either a Co-Packaged Combination Product or a Fixed-Dose Combination Product. All references to a Product in this Agreement shall be deemed to include a Combination Product.

“Commercialization Activities” means commercialization activities relating to a Product, including activities relating to marketing, promoting, detailing, distributing, importing, exporting, offering for sale and/or selling a Product, the conduct of other commercialization activities (including activities in preparation for the commercial launch of a Product) and/or the conduct of any Phase IV clinical trials (as such term is defined in 21 C.F.R. §312.85 and any foreign equivalent thereof). “Commercialize” and “Commercializing” shall have their correlative meanings.

“Commercially Reasonable Efforts” means, with respect to activities that a Party is required to perform hereunder for a Product, the level of effort that would generally be used by a similarly situated pharmaceutical company to conduct such activities (taking into account the minimum level of expenditure contemplated for such activities by the corresponding budget, if applicable) for any product owned by it or to which it has exclusive rights, which product is of comparable market potential, profit potential or strategic value to such Party and is at a similar stage in its development or product life, taking into account, without limitation, issues of safety and efficacy, approved labelling, product profile, the patent and other proprietary position, the then current competitive environment for such product, the likely timing of the product’s entry into the market, the then current market penetration, the return on investment potential of such product, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors, in each case as measured by the facts and circumstances at the time such efforts are due.

“Confidential Information” means, with respect to a Party or any of its Affiliates, all Know-How and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form.

“Control” means, when used in relation to an intellectual or other property right, the right of one Party to license or transfer such intellectual or other property right to the other Party as provided in this Agreement without breaching any agreement or obligations to any other Third Party.

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“Development Activities” means any and all processes and activities conducted in researching, optimizing, and developing a Product and seeking, obtaining and maintaining Regulatory Approvals for a Product, which may include research and development, formulation, preclinical testing, toxicology, clinical studies, quality of life assessments, pharmacoeconomics, and regulatory affairs. “Development” and “Develop” shall have their correlative meanings.

“EMA” means the European Medicines Agency, or any successor regulatory agency.

“FDA” means the U.S. Food and Drug Administration, or any successor regulatory agency.

“FDC Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

“Field” means the use of Products for humans and animals for the treatment of any of the Listed Indications, whether or not labeled for such use.

“First Commercial Sale” means the first sale for end use or consumption of a Product in any country following receipt of Regulatory Approval in such country, but excluding Product distributed for free without payment or provision of any consideration such as promotional samples.

“Fixed-Dose Combination Product” means a pharmaceutical product that contains one or more JOT Compounds and one or more other Active Ingredients (that do not constitute JOT Compounds).

“Formulation” means any and all JOT customized recipes specifically created by Aquanova for the Active Ingredient as specified in Appendix 2 for use, development and/or sales in the Product.

“Formulation Development Activities” means any and all processes and activities conducted in researching, optimizing, and developing a Formulation of the Active Ingredient to be used in the Product, which may include research and development, formulation, clinical and commercial batch process development and optimization. “Formulation Development” shall have the correlative meaning.

“Good Practices” means compliance with (a) the applicable standards contained in then-current “Good Laboratory Practices,” “Good Manufacturing Practices” and/or “Good Clinical Practices,” as promulgated by the FDA and any foreign equivalents thereof, and (b) all analogous guidelines and guidance documents promulgated by the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Governmental Authority” means any court, agency, department, authority or other instrumentality of any multi-national, national, state, county, city, province or other political subdivision.

“IND” means an Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 CFR Part 312 before the commencement of a Clinical Trial of a Product, or any equivalent filing with any relevant Regulatory Authority in any jurisdiction.

“Initiate the Approval Process” means (a) the filing for approval of a Product with the appropriate Regulatory Authority, (b) the initiation of the clinical Development of a Product in the applicable country, or (iii) the initial filing with the appropriate Regulatory Authority with respect to the clinical development plan for a Product.

“Joint Patent Rights” means the listed patent (s) in Appendix 3 and its future updates, additions and national extensions.

“JOT Compound” means an Active Ingredient to which JOT or any of its Affiliates Control JOT Know-How, Patent Rights and other intellectual property rights sufficient to allow the Development, Manufacture and Commercialization in at least the Territory of a Product, including any Active Ingredient that is being or has been Developed or Commercialized in a pharmaceutical product by or on behalf of JOT or any of its Affiliates.

“JOT Know-How” means all know-how relating to the JOT Compounds or the JOT Products that is (a) Controlled by JOT or any of its Affiliates at any time, and (b) necessary or useful for the Development, Manufacture, use or Commercialization of a Product.

“JOT Patent Rights” means all Patent Rights relating to the JOT Compounds or the JOT Products that (a) are Controlled by JOT or any of its Affiliates at any time, and (b) claim the manufacture, use, composition of matter or formulation of a Product.

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“JOT Products” means, with respect to a Product, all products identified on the applicable Product Schedule that contain the same JOT Compound.

“Know-How” means all information, materials and know-how, including any discoveries, improvements, experience, processes, formulae, data, inventions, technology and trade secrets, solely restricted to enable a manufacturer having a FDA Approval to properly manufacture a Product.

“Listed Indication(s)” means any pharmaceutical product with  the focus on, Orphan diseases, especially Friedreich’s Ataxia, Lysosomal storage diseases, Tay-Sachs disease, Machado Joseph disease, Pancreatic Cancer and Alzheimer’s disease. Accordingly, e.g. dietary supplements, cosmetics, food and beverages are not included. Any additional indications, that will be targeted at a later date, will be added as amendments to this agreement.

“MAA” means a New Drug Application, marketing authorization application, or other product registration application filed with any Regulatory Authority to obtain approval to sell a Product in a country or jurisdiction, and all supplements, variations and other amendments thereof.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, handling, holding, storage and warehousing of a Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

“Market Exclusivity Rights” means, on a country-by-country basis, unexpired rights provided by law or statute that provide a Product with exclusive marketing rights in such country, including rights conferred as a result of: (a) a designation as a drug for rare diseases or conditions under Sections 526 et seq. of the FDC Act, as amended (or the equivalent rights in any other country); (b) an exclusive right to sell under a New Drug Application (“NDA”) pursuant to Section 505(b)(1) of the FDC Act, as amended (or the equivalent rights in any other country); or (c) the completion of pediatric studies requested by the FDA under Section 505A(a) of the FDC Act (or the equivalent rights in any other country).

“Named Product” means any of the following: (a) a pharmaceutical product, whether or not containing a JOT Compound; (b) a new dosage strength of an existing Product; (c) a Co-Packaged Combination Product; or (d) a Fixed-Dose Combination Product that, in each case, (i) contains any of Resveratrol or any other Active ingredient according to Appendix 1,and (ii) is intended for the pharmaceutical use in respect to the treatment of one of the Listed Indications.

“Net Sales” means, with respect to any Product, the gross invoiced sales price of such Product sold by a Party or its Affiliates (the “Selling Party”), in finished product form, packaged and labeled for sale, in arm’s length sales to Third Parties, less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for:

(a)	trade, quantity, and cash discounts;

(b)	customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and governmental agencies and programs, including Medicaid and Medicare), and allowances or credits to customers on account of rejection or returns (including wholesaler and retailer returns);

(c)	freight, postage and duties, and transportation charges relating to such Product, including handling and insurance thereto; and

(d)	sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to Governmental Authorities and any other governmental charges imposed upon the importation, use or sale of such Product to Third Parties (excluding any taxes paid on the income from such sales) to the extent that the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made.

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Sales between a Party and its Affiliates shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates are end users. If non-monetary consideration is received for a Product, Net Sales shall be calculated based on the average price charged for such Product during the preceding quarter or, in the absence of such sales, the fair market value of the Product, as determined by the Parties in good faith. Calculation of Net Sales for purposes of any Co-Packaged Combination Products shall be as set forth in the applicable Product Schedule.

“Nominated Product” means any of the following that is nominated by JOT for inclusion in this Agreement: (a) a pharmaceutical product, whether or not containing a JOT Compound; (b) a new dosage strength of an existing Product; (c) a Co-Packaged Combination Product; or (d) a Fixed-Dose Combination Product that, in each case, (i) contains, subject to acceptance by Aquanova pursuant to Section 3.01, an Active Ingredient that is not Resveratrol, and (ii) is intended for the pharmaceutical use in respect to the treatment of one of the Listed Indications.

“North America” means the United States of America, Canada and Mexico, including all of their respective possessions and territories.

“Out-of-Pocket Expenses” means, with respect to activities pursuant to this Agreement, actual expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for a Product and have been recorded in accordance with the applicable Accounting Standards.

“Patent Rights” means any and all patents and patent applications, including any divisions, continuations, continuations-in-part, reissues, re-examinations, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications and all equivalents thereof worldwide.

“Product” means a JOT Product on basis and/or embedding the Formulation created by Aquanova in either of the following types: (a) a Named Product; or (b) a Nominated Product that is designated as a “Product” pursuant to Section 3.01(b).

“Product Transaction” means a transaction entered into by JOT with a Third Party involving (a) the grant of a license under the Aquanova Patent Rights and Aquanova Know How to such Third Party to sell or otherwise Commercialize a Product in a country in the Territory, or (b) the grant of rights to a Third Party to market, distribute and promote a Product in a country in the Territory, in each case where JOT has the rights to Commercialize a Product in such country in the Territory.

“Product Transaction Party” means any Third Party that has entered into a written agreement with JOT with respect to a Product Transaction.

“Regulatory Approval” means the permission or consent granted by any relevant Regulatory Authority for the marketing and sale of a Product in a country or other jurisdiction, including, where applicable pricing or reimbursement approval in such country or other jurisdiction.

“Regulatory Authority” means any Governmental Authority involved in granting approvals for the Development, Manufacture, Commercialization, marketing or pricing of a Product in a country, including, in the U.S., the FDA.

“Regulatory Filing” means any submission or application made or filed with a Regulatory Authority with the purpose of obtaining a Regulatory Approval.

“Regulatory Materials” means Regulatory Filings and other submissions, communications, notifications, registrations, and/or other filings made to or with a Regulatory Authority, but excluding Regulatory Approvals.

“ROW” means all of the countries of the world outside of the North America, and each of their respective possessions and territories.

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time expiring on the later of (a) 10 years after the First Commercial Sale of such Product in such country, or (b) the first date that there is no Valid Claim within the Aquanova Patent Rights of such Product, or (c) the date of expiration of all Market Exclusivity Rights in such country.

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“Sublicensee” means (a) in the case of JOT, a Third Party to whom (i) JOT has granted a sublicense under the license granted to it under Section 9.02(a) or in the applicable Product Schedule, to Manufacture, sell or otherwise Commercialize a Product in the Territory; or (ii) granted rights to market, distribute and promote a Product in the Territory; and (b) in the case of Aquanova, a Third Party to whom Aquanova has granted a license under the Aquanova Patent Rights or Aquanova Know-How to Manufacture a Product in a country in the Territory.

“Technology” means the technologies currently used by Aquanova in its product formulation and development and any improvements thereto that Aquanova incorporates into a Product.

“Territory” means the North America and the ROW.

“Third Party” means any person or entity that is not a Party or an Affiliate of a Party.

“U.S.” means the United States of America, including all of its possessions and territories.

“Valid Claim” means, as determined on a country-by-country basis, (a) a claim of a pending patent application that is being prosecuted in good faith and that has not been abandoned or finally rejected without the right of appeal, provided that such prosecution has not been ongoing for more than five (5) years from the date such patent application was filed; or (b) a claim of any unexpired issued patent that shall not have been dedicated to the public, disclaimed nor held revoked, invalid or unenforceable by a court or government agency of competent jurisdiction in an un-appealed or un-appealable decision.

Article II.

COLLABORATION; JOINT STEERING COMMITTEE

Section 2.01 Collaboration. Subject to the terms and conditions of this Agreement: the Parties seek to collaborate in the Development and Commercialization of certain pharmaceutical products utilizing Technology for use within the Field; Aquanova will use Commercially Reasonable Efforts to perform the Formulation Development Activities, initially to support Regulatory Approval in the U.S., with compensation from JOT for its fees, subject to the definitions of this agreement including e.g. the Product Budget as previously approved by the Parties as part of the Product Schedule in the JSC; JOT will use Commercially Reasonable Efforts to Develop such Products and seek, initially, Regulatory Approval in the U.S., and thereafter in the ROW; JOT will own all Regulatory Approvals. JOT will have the sole and exclusive right to Develop and Commercialize all Products in the Territory.

Section 2.02 Establishment of Joint Steering Committee. Within ninety (90) days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to provide a forum for reviewing, coordinating and discussing the Development Activities and Commercialization Activities being conducted by each Party with respect to the Products in the Territory. The JSC shall regularly meet via physical or teleconferencing or online/Internet conferences on a quarterly basis and shall consist of an equal number of representatives from each Party.

Section 2.03 Administration of the JSC. Each Party shall nominate its own representatives to the JSC, provided that such individuals are appropriately qualified. Each Party nominates an equal number of its representatives to the JSC. The JSC shall each hold at least one meeting each calendar quarter. The quorum for a meeting of the JSC shall be met only if at least one representative of each Party is present. The JSC may meet either (a) in person at such locations as the Parties may agree or (b) by audio or video teleconference; provided that no less than one meeting during each calendar year shall be conducted in person. Other representatives of each Party involved with a Product may attend meetings upon the prior written consent of the other Party (not to be unreasonably withheld or delayed), subject to the confidentiality provisions set forth in Section 12.01. Additional meetings of the JSC may also be held with the prior consent of each Party or as required under this Agreement. Each Party shall be responsible for all of its own expenses incurred in connection with participating in such meetings.

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Section 2.04 Responsibilities of the JSC. The responsibilities of the JSC shall include (a) prompt development, for JOT’s approval, of a budget for Formulation Development Activities and Development Activities, if any, to be conducted by or on behalf of Aquanova

Section 2.05 With respect to a Product in the Territory based on Aquanova’s good-faith, reasonable estimates and experience (each, a “Product Budget”); (b) the review and development of Product Specifications for a Named Product or a Nominated Product, as applicable; (c) the review and development of a Product Schedule for a Named Product or a Nominated Product as applicable; and (d) discussions with any Party wishing to discontinue a Clinical Trial with respect to a Product pursuant to Section 3.04(c), and (f) discussions with respect to the supply arrangements contemplated by Sections 7.01 and 7.02. The Parties acknowledge and agree that in no event will JOT be obligated to pay Aquanova for any Formulation Development or Development expenses or fees or otherwise incurred by Aquanova to obtain Regulatory Approval in the Territory that are not set forth in any Product Budget nor will Aquanova be required to perform any Formulation Development or Development if the costs exceed the applicable Product Budget, except to the extent the Parties otherwise agree in writing. The Parties further acknowledge and agree that the JSC shall have no authority to amend the terms and conditions of this Agreement. Minutes with resolutions decided shall be taken at each meeting. Such minutes shall be distributed to all JSC participants within 15 days of each JSC meeting. Decisions of the JSC are made unanimously.

Article III.

DEVELOPMENT

Section 3.01 Product Schedule.

(a)	Prior to the commencement of any Formulation Development or Development Activities with respect to a Named Product, the Parties shall work together, through the JSC, to establish specifications (in each case, “Product Specifications”) for such Named Product. Aquanova shall also prepare a Product Budget, together with the JSC, for such Named Product for JOT’s review and approval. The Product Specifications, together with the approved Product Budget applicable to such Named Product, shall be mutually agreed to in writing by the Parties (each, a “Product Schedule”).

(b)	JOT shall designate a Nominated Product by providing written notice to Aquanova (each, a “Nominated Product Notice”). Each Nominated Product is subject to acceptance by Aquanova. Once accepted by Aquanova, the Parties shall work together, through the JSC, to establish the Product Specifications for such Nominated Product. Aquanova shall prepare a Product Budget, together with the JSC, for such Nominated Product for JOT’s review and approval. The Product Schedule containing the Product Specifications, together with the approved Product Budget applicable to such Nominated Product, shall be mutually agreed to in writing by the Parties. Upon the mutual agreement in writing by the Parties of a Product Schedule for such Nominated Product, such Nominated Product shall be designated a Product.

Each Product Schedule shall be handed to the Parties as an original copy for each Party duly signed by both Parties A Product Schedule may only be amended upon the mutual written agreement of both Parties. If there is a conflict between the terms and conditions set forth in a Product Schedule and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern unless the Product Schedule expressly refers to the Parties’ intent to alter the terms and conditions of this Agreement with respect to a particular provision for purposes of that Product Schedule only.

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Section 3.02 Development Activities. With respect to each Product, JOT shall have the right to oversee and coordinate all Development Activities in the Territory. Without limiting the foregoing:

(a)	Aquanova shall conduct Formulation Development for the Products in the Territory to the extent determined in the Product Budget but with the restriction in Section 2.04. For clarification reasons, Aquanova is not obliged to perform any Formulation Development to the extent that such Formulation Development exceeds the costs determined in the applicable Product Budget except to the extent the Parties otherwise agree in writing.

(b)	Subject to Section 3.04, JOT shall use Commercially Reasonable Efforts to Develop the Products and obtain and maintain Regulatory Approval for the Products in the Territory. The Parties acknowledge and agree that JOT shall be deemed to be using Commercially Reasonable Efforts with respect to a Product to the extent that it is prosecuting an application for Regulatory Approval in the U.S. and that JOT shall not have any obligation with respect to the evaluation of any country in the ROW as a territory to Develop and/or Commercialize a Product unless and until JOT has received Regulatory Approval for such Product in the U.S. Following JOT’s receipt of Regulatory Approval with the FDA with respect to a Product, JOT shall use Commercially Reasonable Efforts to obtain and maintain Regulatory Approval for such Product in the ROW.

(c)	The Parties acknowledge and agree that the Products are development-stage Products and nothing herein shall be construed as a guarantee that either Aquanova will successfully Develop the Formulation or that JOT will obtain Regulatory Approval for and successfully Commercialize the Products in the Territory.

Section 3.03 Assistance.

Each Party shall, upon the other party’s request, provide reasonable assistance to the other Party in the performance of the Formulation Development Activities and Development Activities, including the provision of all relevant CMC information, clinical trial protocols and other clinical information, Regulatory Filings and other information, data, materials and specifications requested by the other Party to conduct the Formulation Development Activities and Development Activities, in each case, to the extent such information or materials is Controlled by such Party. JOT shall at all times cooperate with Aquanova with respect to the Formulation Development of the Products at JOT’s expense.

Section 3.04 Clinical Studies.

(a)	JOT shall design all Clinical Trial protocols and conduct all Clinical Trials to obtain Regulatory Approval for the Products in the Territory at JOT’s expense.

(b)	JOT shall provide Aquanova with regular status reports on each Clinical Trial conducted by JOT. Each such report shall include the data, results, adverse event reporting and other information identified in the applicable Product Schedule, to the extent available. In addition, following completion of each Clinical Trial conducted by JOT, JOT shall maintain a file for each Clinical Trial containing such data, results, information, reports, records, correspondence and document as identified in the applicable Product Schedule (collectively, the “Clinical Trial Information”).

(c)	Notwithstanding any provision in this Agreement or a Product Schedule to the contrary, JOT may, upon notice to Aquanova, discontinue its obligations to conduct any Clinical Trial with respect to a Product, to the extent that based on clinical and scientific data, JOT reasonably concludes and reasonably demonstrates to Aquanova that such Product would not obtain Regulatory Approval in the Territory or it is not commercially reasonable to seek such approval. Following such notice, the Parties shall determine, through the JSC, whether a replacement Clinical Trial is appropriate. Fees already paid to Aquanova by JOT for the Formulation Development are not to be refunded.

Section 3.05 Subcontracting. Each Party have the right to subcontract any of its obligations under this Article III with prior written consent of the other Party..

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Section 3.06 Recordkeeping and Reporting. Each Party shall maintain, or cause to be maintained, for at least five (5) years after completion of all Development Activities and Formulation Development Activities hereunder or for such longer period as may be required by Applicable Law or its internal standard operating procedures, records of Development Activities performed by or on behalf of such Party in sufficient detail and in good scientific manner as appropriate for patent and regulatory purposes and as required by Applicable Laws, which records shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of such Development Activities. Each Party shall keep the other Party appropriately informed on an ongoing basis, through the JSC, or otherwise, of the status and results of the Development Activities being performed and/or completed by or on behalf of such Party, including by providing a written progress report fourteen (14) days in advance of each regularly scheduled JSC meeting describing in appropriate detail the Development Activities conducted by or on behalf of such Party, including any difficulties and unexpected circumstances encountered and any other relevant matters, in each case since the last such progress report.

Section 3.07 Reimbursement of Expenses. JOT shall reimburse any of Aquanova´s Out-of-Pocket Expenses in accordance with the applicable Product Budget relating to the conduct of the Development Activities and Formulation Development Activities in the Territory, plus ten percent (10%) of such amount, as and when incurred by Aquanova, provided that Aquanova provides satisfactory written support information and evidence of such Out-of-Pocket Expenses incurred.

Section 3.08 Compliance; Debarment.

(a)	Each Party shall conduct the Development Activities (including regulatory matters) and Formulation Development Activities in a good scientific manner. Each Party agrees that each Clinical Trial to be conducted that is required to be posted pursuant to Applicable Law or applicable industry codes, including the PhRMA Code, on clinicaltrials.gov or any other similar registry shall be so posted.

(b)	In the course of conducting the Development Activities and Formulation Development Activities of the Products, neither Party shall use any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FDC Act or any foreign equivalent thereof.

Article IV.

REGULATORY MATTERS

Section 4.01 Regulatory Matters. JOT shall be responsible for using Commercially Reasonable Efforts to obtain Regulatory Approvals for all of the Products in the Territory. All Regulatory Filings and Regulatory Approvals relating to a Product in the Territory shall be filed by JOT and JOT shall own all rights, title and interest to the Regulatory Filings and Regulatory Approvals, subject to the licenses set forth in Section 4.02. JOT shall use Commercially Reasonable Efforts to seek orphan drug designation by the FDA in accordance with 21 CFR 316 for each Product for each of the Listed Indications.

Section 4.02 Filing. The Parties shall discuss through the JSC the type of Regulatory Filing (such as a New Drug Application pursuant to Section 505(b)(2) of the FDA Act) to be made to obtain Regulatory Approval for the Products in the Territory. Notwithstanding the foregoing, JOT shall have the sole right to determine the type of Regulatory Filing to be made to obtain Regulatory Approval for the Products in the Territory.

Section 4.03 Communications with Regulatory Authorities.

(a)	JOT shall be solely responsible for any communications with Regulatory Authorities occurring or required in connection with obtaining or maintaining any Regulatory Approvals for a Product in the Territory. Upon the reasonable request of JOT, Aquanova shall assist JOT at Aquanova’s expense to address requests from and communications to Regulatory Authorities applicable to Aquanova’s activities conducted with respect to a Product, including data and information Controlled by Aquanova.

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Section 4.04 Adverse Drug Experiences; Pharmacovigilance.

(a)	To the extent that JOT receives any information regarding an adverse drug experience related to a Product or any applicable JOT Compound or JOT Product (even if a different formulation than the Product), JOT shall promptly notify Aquanova and provide Aquanova with such information as is required to understand the nature and circumstances of the adverse drug experience. No later than one Business Day after its occurrence or at Aquanova’s request, as applicable, JOT shall provide to Aquanova (i) all serious adverse event reports received or made by JOT with respect to a JOT Product; and (ii) all adverse event reports and other information with respect to a JOT Product to the extent required to be reported by Aquanova.

(b)	To the extent that Aquanova receives any information regarding an adverse drug experience related to a Product or any product using the Technology (even if using a different Active Ingredient than the Product), Aquanova shall promptly notify JOT and provide JOT with such information as is required to understand the nature and circumstances of the adverse drug experience. No later than ten (10) Business Days after its occurrence or at JOT’s request, as applicable, Aquanova shall provide to JOT all serious adverse event reports received or made by Aquanova with respect to any product using the Technology other than the Product and all adverse event reports and other information with respect to any product using the Technology other than the Product to the extent such report is required to be reported by JOT. JOT shall similarly provide to Aquanova all such serious and other adverse event reports and other information relating to the Product and allow it to provide such reports and information to Regulatory Authorities and Third Parties involved in the sale of other products using the Technology.

(c)	Promptly after the date of execution of such Product Schedule, but no later than the date of initiation of a Clinical Trial for the applicable Product, the Parties shall enter into a pharmacovigilance agreement, if applicable and required, that shall govern each Party’s respective obligations with respect to adverse event reporting, monitoring, maintenance of safety databases and submissions to Regulatory Authorities and other similar obligations with respect to such Product (a “Pharmacovigilance Agreement”).

(d)	JOT shall be responsible for all adverse event reporting obligations with respect to a Product in the Territory. JOT shall maintain a global, electronic database of all adverse event reports relating to a Product on behalf of the Parties at JOT’s expense.

Article V.

COMMERCIALIZATION

Section 5.01 Diligence in the Territory. JOT shall use Commercially Reasonable Efforts to Commercialize each Product in the Territory, and shall bear all costs incurred by or on behalf of JOT and its Affiliates in conducting such Commercialization activities.

Section 5.02 JOT Reporting. JOT shall keep the JSC fully informed regarding the progress and results of Commercialization activities for the Products in the Territory, including an annual review of results versus goals. JOT shall provide a written progress report ten (10) days in advance of each regularly scheduled JSC meeting describing in appropriate detail the Commercialization Activities conducted by or on behalf of JOT and its Affiliates and Sublicensees, including any difficulties and unexpected circumstances encountered, its anticipated Net Sales for each Product for the following twelve (12) month period and any other relevant matters, in each case since the last such progress report.

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Article VI.
PAYMENTS

Section 6.01 Payments by JOT in the Territory.

(a)		Fixed payments:

	(i)	Kick off Payment. In consideration of the licenses and other rights granted to JOT hereunder, JOT shall pay to Aquanova a one-time, non-refundable, non-creditable payment of Twenty Thousand U.S. Dollars ($20,000) within 30 days of Aquanova providing all necessary product information for CMC purposes available to Aquanova of an, finally by both Parties, accepted formulation for the Product.

Annual fees: JOT shall pay to Aquanova a non-refundable, non-creditable payment of Seventy Five Thousand U.S. Dollars ($75,000) per each 12 months period following the date of the final acceptance of the formulation by both Parties and ending in the year of the MAA approval.

(b)	Milestones. In further consideration of the licenses and other rights granted to JOT hereunder, JOT shall pay Aquanova the following amounts after the first achievement by JOT or its Affiliates or Sublicensees, as the case may be, of each of the following milestones (each, a “Milestone”):

Upon the receipt of approval of the MAA in each country of the Territory, e.g. the U.S., European Union, and Japan, for the first Product in each Listed Indication, Two Hundred Thousand US Dollars ($200,000) (e.g. up to a total of $600,000 if each such jurisdiction as example mentioned before approves one Product for each of the Listed Indications) and

(c)	Payment. Each Milestone payment shall be payable by JOT to Aquanova within forty-five (45) days after achievement of the applicable Milestone.

(d)	Royalties. For the duration of the Royalty Term for a Product, JOT shall pay to Aquanova a royalty equal to (a) five percent (5%) of the Net Sales in the U.S. for the immediately prior calendar quarter no later than forty-five (45) days after the end of each calendar quarter during the Royalty Term. Accompanying each royalty payment, JOT shall submit a statement to Aquanova for the immediately prior calendar quarter, which shall set forth the total amount of Net Sales for each Product in each country in the Territory during the calendar quarter, and the calculation of royalties due on such Net Sales (each, a “Territory Royalty Statement”).

(e)	Optional Royalty payment: Each party has the option to decide and demand, that JOT pays Aquanova a one-time payment of $3 million within 180 days of a US Marketing approval of a Product. All Royalties according to 6.01(d) will thereafter be reduced to 1.25% in case the optional royalty payment is made by JOT.

Section 6.02 Manner of Payment. All payments from a Party to the other Party shall be made by wire transfer in U.S. Dollars to the credit of such bank account as may be designated by the other Party in this Agreement or in writing to such Party. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day. Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement shall bear interest at the lower of (i) 4% over the overnight LIBOR rate in effect on the due date, or (ii) the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent, compounded monthly. Costs of wire transfer are borne by the Party that made the payment, except for any excess fees charged by the receiving party’s bank.

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Section 6.03 Currency Conversion. For any currency conversion required in determining the amount of any payment due, such conversion shall be made at the prevailing commercial rate of exchange for purchasing the currency into which an amount is to be converted as set forth in the European Central Bank on the day that is the last business day of the applicable quarterly period for any payments made pursuant to this Agreement.

Section 6.04 Tax Withholding. Each Party will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by a Party, such Party will: (a) deduct such taxes from the payment made to the other Party; (b) timely pay the taxes to the proper taxing authority; (c) send proof of payment to the Party; and (d) reasonably assist the other Party in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

Section 6.05 Records and Audit Rights.

(a)	Financial Records. The Parties shall keep complete and accurate books and records with respect to activities undertaken pursuant to this Agreement in accordance with Accounting Standards in sufficient detail to support calculations of all payments that may become due hereunder. The Parties will keep such books and records for at least three (3) years following the end of the calendar year to which they pertain.

(b)	Audit Rights. Aquanova shall have the right to appoint an internationally-recognized independent accounting firm (which is reasonably acceptable to the other Party) (the “Auditor”) to audit the relevant books and records of JOT and the correctness of any payments made or required to be made to or by JOT pursuant to the terms of this Agreement, in each case upon reasonably written notice to JOT. Before beginning its audit, the Auditor shall execute an undertaking acceptable to JOT by which the Auditor shall keep confidential all information reviewed during such audit. The Auditor shall have the right to disclose to Aquanova only its conclusions regarding any payments owed under this Agreement. JOT shall make its books and records available for inspection by such Auditor during regular business hours at such place or places where such books and records are customarily kept, upon receipt of reasonable advance notice from Aquanova, solely to verify the accuracy of the payments to be made hereunder. The Auditor may only audit the books and records of JOT from the two (2) calendar years prior to the calendar year in which the audit request is made. Such inspection right shall not be exercised more than once in any calendar year and not more frequently than once with respect to books and records covering any specific period of time. All information received and all information learned by Aquanova in the course of any audit or inspection shall constitute Confidential Information of JOT. Aquanova shall pay for the cost of the Auditor, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any calendar year shown by such audit of more than five percent (5%) of the amount paid, then, in addition to paying the full amount of any underpayment, JOT shall reimburse Aquanova for all reasonable costs and expenses incurred by Aquanova in connection with that audit. In the event that such audit reveals an underpayment by JOT, JOT shall promptly pay to Aquanova the amount of such underpayment.

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Article VII.

DEVELOPMENT AND COMMERCIALIZATION MANUFACTURE AND SUPPLY

Section 7.01 Supply of JOT Compound and Active Ingredients for Development.

(a)	JOT shall supply to Aquanova all of the requirements of Aquanova and its Affiliates and subcontractors for JOT Compounds for each Product in such amounts as agreed in the Product Schedule for use in the conduct of Aquanova’s Formulation Development Activities in the Territory. The Parties shall cooperate with each other in an effort to source, in the most efficient and economical manner, the Active Ingredients (other than the JOT Compounds) for each Product in such amounts as agreed by the JSC for use in the conduct of Aquanova’s Formulation Development Activities in the Territory. Notwithstanding the foregoing, such supply of JOT Compounds and Active Ingredients shall be supplied to Aquanova for Formulation Development Activities at no cost to Aquanova.

(b)	The Parties shall cooperate with each other in an effort to source, in the most efficient and economical manner, the Active Ingredients (other than the JOT Compounds) for each Product in such amounts as agreed by JOT for use in the conduct of JOT’s Development Activities in the Territory.

Section 7.02 Supply of JOT Compound, Active Ingredients and Products for Commercialization.

The Parties shall cooperate with each other in an effort to source, in the most efficient and economical manner, the JOT Compounds, Active Ingredients and Product for Commercialization pursuant to supply arrangements that may involve third party manufacturers and shall be the subject of a separate agreement, which agreement shall be consented to by the Parties, which consent shall not be unreasonably withheld. Aquanova has clearly expressed that it does not fit their operation to apply for FDA compliance and be the designated Product Manufacturer. Aquanova therefore agrees to actively participate in the selection, required transfer of Formulation related required Know-How and final approval of a Product Manufacturer that meets all regulatory and other necessary standards to solely manufacture a Product in the Field. The parties understand and agree that such selection, transfer of Formulation related required Know-How and decision on a Product Manufacture must not negatively effect / lower the payments from JOT to Aquanova such as e.g. fees, milestone payments or royalties as outlined in section 6 of this Agreement.

Article VIII.

COMPLIANCE; OTHER COVENANTS

Section 8.01 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Law, including the Good Practices. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

Section 8.02 Permits and Licenses. Each of the Parties shall maintain at its own expense the necessary licenses and permits for the Development, Manufacture, use and Commercialization of the Products as required by Applicable Law and to be able to perform its obligations assigned to it under this Agreement. Each Party obliges its Affiliates, Sublicensees and subcontractors to fulfil the aforementioned obligation.

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Section 8.03 Exclusivity.

(a)	During the term of this Agreement, and to the fullest extent allowed under Applicable Law, JOT shall not engage in any activity, on its own or with any Third Parties, regarding Nominated Products, relating to the Development, Manufacture, Commercialization or granting licenses of the (a) competitive formulation(s) of the Active Ingredient(s) other than the Aquanova Formulation(s) according to this Agreement for pharmaceutical products in the Territory, except as expressly permitted in this Agreement. JOT will oblige its Affiliates to fulfil these requirements accordingly.

(b)	During the term of this Agreement, and to the fullest extent allowed under Applicable Law, Aquanova shall not engage in any activity, on its own or with any Third Parties, relating to the Development, Manufacture, Commercialization or granting licenses of (a) alternative formulation(s) of the Active Ingredient(s) other than the Formulation(s) according to this Agreement in for pharmaceutical products in the Territory, except as expressly permitted in this Agreement. Aquanova will oblige its Affiliates to fulfil these requirements accordingly.

Section 8.04 Non-compete.

(a)	To the fullest extent allowed under Applicable Law, JOT shall not engage in any activity, on its own or with any Third Parties, relating to the Development, Manufacture, Commercialization or granting licenses of any products that will compete with any Aquanova products except as expressly permitted in this Agreement. JOT will oblige its Affiliates to fulfil these requirements accordingly.

(b)	To the fullest extent allowed under Applicable Law, Aquanova shall not engage in any activity, on its own or with any Third Parties, relating to the Development, Manufacture, Commercialization or granting licenses of any products that will compete with any JOT products in the Field except as expressly permitted in this Agreement. Aquanova will oblige its Affiliates to fulfil these requirements accordingly.

Article IX.

GRANT OF LICENSES

Section 9.01 License Grants from Aquanova to JOT. Except to the extent required to conduct the Formulation Development Activities, Aquanova hereby grants to JOT an exclusive license to Develop, Manufacture, Sub-license and Commercialize the Products covered by the Joint Patent Rights and Know-How in the Territory for use in the Field. For the avoidance of doubt, this license does not comprise any other fields of use of the Joint Patent Rights, e.g. the field of dietary supplements, cosmetics, food or beverages. If the Parties want to extend this Agreement on these fields of use, they will conclude a further agreement as an amendment of this Agreement in written form.

Aquanova further hereby grants JOT an exclusive license to Develop, Manufacture, Sub-license and Commercialize the Products covered by the German Utility model DE 20 2009 016 292 U1 (Appendix 4) for use in the Field. This license is restricted to the use of the emulsifier, which is subject of the utility model, for a solubilisate comprising the API.

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Section 9.02 Sublicenses and Distributorships by JOT.

(a)	Sublicenses. The licenses granted to JOT pursuant to Section 9.01 includes the right to sublicense. Each such sublicense shall (i) be subject to an according written agreement between the parties subject and subordinate to, and consistent with, the terms and conditions of this Agreement that are applicable to such sublicense; (ii) not in any way diminish, reduce or eliminate any of JOT’s obligations under this Agreement, including any obligation to use Commercially Reasonable Efforts to Commercialize any Product (but efforts of any Sub-licensee in such regard shall be considered efforts of JOT) and (iii) be concluded after the prior written consent by Aquanova. JOT shall remain responsible for its obligations under this Agreement and for the performance of its Affiliates and Sublicensees. JOT shall provide Aquanova a copy of each such agreement, which may be redacted of all information not reasonably required for Aquanova to verify that such agreement complies with this Section 10.02(a).

(b)	Distributorships. Aquanova acknowledges and agrees that JOT shall have the right to appoint wholesalers and physical distributors under this Agreement without the prior written consent of Aquanova. JOT shall promptly notify Aquanova of the appointment of any such Third Party and shall remain primarily responsible for all of its obligations hereunder.

Section 9.03 License Grants from JOT to Aquanova.

JOT hereby grants to Aquanova an exclusive license, with the right to sublicense, under the JOT Patent Rights, the JOT Know-How, the Product Inventions and the Product Invention Patent Rights to conduct Formulation Development Activities and Manufacturing in the Territory. For the avoidance of doubt, this license does not comprise any rights for Aquanova and it’s affiliates and partners to develop, manufacture, distribute and sell any products competing with JOT Products in the Field.

(a)	No Implied Licenses.

Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its Patent Rights, Know-How or any other intellectual property rights. Neither Party shall knowingly use or practice any of the other Party’s intellectual property rights licensed to it under this Agreement except for the purposes expressly permitted in the applicable license grant.

(b)	Disclosure of JOT Know-How.

As soon as reasonably practicable, and in any event within ninety (90) days after the date of the establishment of a Product Schedule, JOT shall disclose to Aquanova all JOT Know-How in existence as of such date relating to the applicable Product. JOT shall deliver as promptly as practicable thereafter all items of such JOT Know-How that are necessary or useful for the Formulation Development, Development, Manufacture, use and/or Commercialization of the Products in the Territory (such disclosure, the “Technology Transfer”).

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Article X.

INTELLECTUAL PROPERTY

Section 10.01 Ownership of Inventions.

(a)	Aquanova exclusively filed the patent No. PCT/EP2016/063579 and has through JOT acquired know how regarding specifications of the formulation and processing of the Active Ingredient prior to the signing of this Agreement. The Parties has agreed that JOT and Aquanova, through an assignment of the co-inventor Marshall Hayward, shall jointly own such patent. JOT is obliged to, from the date of this agreement, pay for all filing costs and maintain the patents and applications as listed in Appendix 3 during the term of the Agreement. JOT shall take the appropriate measures regarding PCT filing and future national filings required to protect the Joint Patent Rights in the territory. In case of a lack of payment by JOT for these costs, Aquanova is not obliged to take the necessary steps to maintain the patents and application listed in Appendix 3. JOT shall notify Aquanova six months prior to the commencement of the national phase of the patent applications in Appendix 3 about the costs for filing national patent applications. JOT shall notify Aquanova, in writing, about the countries in which the listed patent applications in Appendix 3 will be filed latest three months before the commencement of the national phase. Aquanova has the option to add national applications that JOT does not plan to file applications in. Aquanova will be responsible for the cost for any such additional filing.

(b)	JOT remains the sole proprietor of all JOT Patent Rights and JOT Know How regardless of any licenses that may be granted to Aquanova under the terms and conditions of this Agreement.

(c)	Product inventions: Inventions solely made by employees of JOT during the course of performing activities under this Agreement and that relate to a Product to be used in the Field (“Product Inventions”) will be claimed by JOT and filed in the name of JOT as an Intellectual property right (“New Product Intellectual Property Right”). JOT will inform Aquanova about the filing of such Intellectual Property Rights.

(d)	Product Inventions solely made by employees of Aquanova during the course of performing activities under this Agreement will be claimed by Aquanova and filed in the name of Aquanova as a New Intellectual Property Right. Aquanova will transfer such New Intellectual Property Right to JOT for a consideration of 1 US Dollar.

(e)	Product Inventions jointly made by employees of JOT and Aquanova during the course of performing activities under this Agreement will be claimed by both Parties and filed in the name of JOT as a New Intellectual Property Right. Aquanova will transfer its part of the application of such New Intellectual Property Right or if a transfer of an application is not possible due to legal grounds its part of such registered New Intellectual Property Right to JOT for a consideration of 1 US Dollar.

(f)	In case JOT decides not to file for a New Intellectual Property Right according to Section 10.01 (c) and (e) or to give up any New Intellectual Property Right that has been filed or registered according to Section 10.01 (c) and (e), JOT will inform Aquanova and offer to transfer this New Intellectual Property Right to Aquanova for a consideration of 1 US Dollar.

(g)	During the term of this Agreement each Party that holds New Intellectual Property Rights or Know How that resulted during the course of performing activities under this Agreement and that relates to a Product to be used in the Field grants the other Party a non-exclusive license of the New Intellectual Property Rights or Know How for the purpose of further research and development at no cost.

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Section 10.02 Disclosure of Inventions; Aquanova Cooperation. Aquanova shall promptly disclose to JOT all Product Inventions conceived, generated, discovered or made by or on behalf of Aquanova, its Affiliates or any of their respective Sublicensees or subcontractors, including all invention disclosures or other similar documents. Aquanova agrees to cooperate reasonably with JOT in the preparation, filing, prosecution and maintenance of any Product Inventions, including any Patent Rights or other intellectual property rights relating thereto. Such cooperation includes executing all papers and instruments, or requiring employees or others to execute such papers or instruments, so as to effectuate the ownership of such Product Inventions by JOT and to enable the filing, prosecution, maintenance and extension thereof in any country. JOT shall be similarly obligated in respect of Novasol® Inventions.

Section 10.03 Enforcement of Joint Patent Rights. If a Party learns that any of the Joint Patent Rights are infringed or misappropriated by activities of a Third Party relating to a Product in any country in the Territory, such Party shall promptly notify in writing the other Party hereto. JOT shall have the initial right to enforce the Joint Patent Rights in the Territory and Aquanova agrees to join such proceeding, at JOT’s expense, if required by Applicable Law for JOT to bring such action. If JOT fails to initiate a suit to enforce such Joint Patent Rights relating to a Product against such a Third Party in the Territory within ninety (90) days after notification of such infringement or declines to initiate such suit, then Aquanova may initiate such suit against such infringement in the name of Aquanova and at the expense of Aquanova in the Territory; provided that JOT agrees to join such proceeding, at Aquanova’s expense, if required by Applicable Law for Aquanova to bring such action. The Party bringing any such claim, suit or proceeding (the “Enforcing Party”) pursuant to this Section 10.03, shall keep the other Party hereto reasonably informed of the progress of any such claim, suit or proceeding. Without the prior written consent of the other Party, neither Party shall enter into a settlement with a Third Party involving such Joint Patent Rights in any manner that would negatively impact such intellectual property or that would limit or restrict the ability of either Party to Commercialize the Products anywhere in the Territory or the ROW. Aquanova and JOT shall first recover their respective actual out-of-pocket expenses associated with any litigation or settlement thereof from any recovery made by any Party. Any excess amount recovered shall be divided in the following manner: to JOT to cover any lost profits as a result of such infringement or misappropriation, and then seventy-five percent (75%) to the Enforcing Party and twenty-five percent (25%) to the other Party. JOT shall have the sole right to enforce the Joint Patent Rights in the ROW.

Section 10.04 Enforcement of New Product Intellectual Patent Rights.

(a)	If a Party learns that any of the New Product Invention Patent Rights are infringed or misappropriated by activities of a Third Party relating to a Product in any country in the Territory, such Party shall promptly notify in writing the other Party hereto. JOT shall have the initial right (but not the obligation) to enforce the New Product Invention Patent Rights in the Territory and Aquanova agrees to join such proceeding, at JOT’s expense, if required by Applicable Law for JOT to bring such action. If JOT fails to initiate a suit to enforce such New Product Invention Patent Rights relating to a Product against such a Third Party in the ROW within ninety (90) days after notification of such infringement or declines to initiate such suit, then Aquanova may initiate such suit against such infringement in the name of Aquanova and at the expense of Aquanova in the ROW; provided that JOT agrees to join such proceeding, at Aquanova’s expense, if required by Applicable Law for Aquanova to bring such action.

(b)	The Enforcing Party pursuant to this Section 10.04, shall keep the other Party hereto reasonably informed of the progress of any such claim, suit or proceeding. Without the prior written consent of the other Party, neither Party shall enter into a settlement with a Third Party involving such Product Invention Patent Rights in any manner that would negatively impact such intellectual property or that would limit or restrict the ability of either Party to Commercialize the Products anywhere in the Territory or the ROW. Aquanova and JOT shall first recover their respective actual out-of-pocket expenses associated with any litigation or settlement thereof from any recovery made by any Party. Any excess amount recovered shall be divided in the following manner: to JOT to cover any lost profits as a result of such infringement or misappropriation, and then seventy-five percent (75%) to the Enforcing Party and twenty-five percent (25%) to the other Party.

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Section 10.05 Infringement Claims. If the Development, Manufacture, use or Commercialization of a Product in the Territory results in any claim, suit or proceeding alleging patent infringement or misappropriation against Aquanova or JOT, such Party shall promptly notify in writing the other Party hereto. If JOT is named as a party to such claim, suit or proceeding, or if JOT intervenes, at its own expense and through counsel of its own choice, in any such claim, suit or proceeding initiated against Aquanova (which intervention Aquanova will not oppose), JOT shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice. No Party shall enter into any agreement that makes any admission regarding (a) wrongdoing on the part of the other Party, or (b) the invalidity, unenforceability or infringement of any Patent Rights, without the prior written consent of the other Party. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

Section 10.06 Third Party Licenses. If the Development, Manufacture or Commercialization of Product by JOT, its Sublicensees or any of its or their respective Affiliates hereunder infringes or misappropriates any Patent Rights or other intellectual property right of a Third Party, such that JOT, its Sublicensees or any of its or their respective Affiliates cannot Develop, Manufacture or Commercialize the Product as permitted hereunder without infringing the Patent Rights or intellectual property right of such Third Party, then JOT (or its Sublicensees or any of its or their respective Affiliates) shall have the first right, but not the obligation, to take the lead in negotiating the terms of an appropriate license from such Third Party, provided that if JOT (or its Sublicensees or any of its or their respective Affiliates) does not take such lead, then Aquanova may do so; provided further, that the negotiating Party shall obtain the written consent of such other Party prior to entering into any such license, such consent not to be unreasonably withheld or delayed. Irrespective of the Party that actually obtains such license, JOT shall be entitled to deduct from royalties and other amounts it would otherwise owe to Aquanova pursuant to Section 6.01 following the date after the Party obtains such license an amount equal to the lesser of the dollar amount of the royalties or consideration paid to the owners pursuant to such license. In case no license can be obtained from a third party by either of the Parties the Product(s) effected shall be terminated from this agreement in respect to this specific Product in a specific country. Payments already made for this Product, will not be refunded. The Agreement as such will be continue, until not terminated according to Section 14.

Section 10.07 Trademarks. Each Party’s responsibilities with respect to the registration, maintenance and defense of all trademarks, logos and trade dress (the “Trademarks”) for use in connection with the Manufacture, use and Commercialization of a Product in the Territory shall be as set forth in a separate agreement between the Parties

Article XI.

REPRESENTATIONS, WARRANTIES & COVENANTS

Section 11.01 Mutual Representations and Warranties. Each Party warrants and represents to the other that as of the Effective Date:

(a)	it has the full right and authority to enter into this Agreement;

(b)	to the best of its knowledge at the date of signing this Agreement, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement;

(c)	to the best of its knowledge at the date of signing this Agreement, there is nothing in any Third Party agreement or understanding, written or oral, entered into or agreed to by such Party, that, in any way, will preclude such Party’s ability to perform all of the obligations undertaken by it hereunder, and that it will not enter into any agreement after the Effective Date under which such performance would be precluded;

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(d)	it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction agreement (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement;

(e)	this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

(f)	it is entitled to grant the rights and licenses granted to the other Party under Section 4.03 and Article X;

(g)	it has not entered into any licensing or other agreement with any Third Party in conflict with the rights and licenses granted to the other Party under Section 4.03 and Article X;

Section 11.02 Aquanova Representations and Warranties. Aquanova represents and warrants that as of the Effective Date:

(a)	to the best of its knowledge at the date of signing this Agreement, there are no existing or threatened actions, suits or claims pending against Aquanova with respect to (i) the Joint Patent Rights or (ii) its right to enter into and perform its obligations under this Agreement;

(b)	Aquanova has no knowledge at the date of signing this Agreement from which it could reasonably conclude that the Joint Patent Rights are invalid or unenforceable; and

(c)	to the best of its knowledge at the date of signing this Agreement the Joint Patent Rights and Aquanova Know-How licensed or sublicensed to JOT pursuant to this Agreement has not been obtained by Aquanova or its Affiliates (or its or their predecessors-in-interest) in violation of any contractual or fiduciary obligation owed by any of them to a Third Party or by misappropriation of the trade secrets of any Third Party.

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Section 11.03 JOT Representations and Warranties. JOT represents and warrants that as of the Effective Date:

(a)	to the best of its knowledge at the date of signing this Agreement, there are no existing or threatened actions, suits or claims pending against JOT with respect to (i) the JOT Know-How or (ii) its right to enter into and perform its obligations under this Agreement; and

(b)	to the best of its knowledge at the date of signing this Agreement the JOT Know-How licensed or sublicensed to Aquanova pursuant to this Agreement has not been obtained by JOT or its Affiliates (or its or their predecessors-in-interest) in violation of any contractual or fiduciary obligation owed by any of them to a Third Party or by misappropriation of the trade secrets of any Third Party.

Section 11.04 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article XII.

CONFIDENTIALITY AND EXCHANGE OF INFORMATION

Section 12.01 Confidential Information. All Confidential Information disclosed by a Party or its Affiliates under this Agreement (including any Confidential Information developed or created by a Party under this Agreement) will be maintained in confidence and otherwise safeguarded by the recipient Party during the Term and for three (3) years thereafter. The recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information, and in any event with no less than reasonable care. A recipient Party may only disclose Confidential Information of the other Party to employees, representatives, agents, Sublicensees, subcontractors, consultants and advisers of the Party and its Affiliates to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to abide by non–disclosure obligations at least as strict as with those set forth in this Article XII. Notwithstanding the foregoing sentence, Confidential Information shall exclude any information or materials that:

(a)	was already known to the recipient Party before receipt of such information under this Agreement;

(b)	was or is independently developed by or for the recipient Party without reliance on information received from the other Party under this Agreement, as evidenced by such Receiving Party’s written records;

(c)	is hereafter disclosed to the recipient Party without restriction by a Third Party having a legal right to make such disclosure; or

(d)	is or becomes part of the public domain through no breach of this Agreement by the recipient Party.

Section 12.02 Terms of Agreement to be Maintained in Confidence. Subject to the provisions of this Article XII, the Parties agree that the terms of this Agreement are deemed Confidential Information of both Parties and, except to the extent disclosure is authorized pursuant to Section 12.03, shall be subject to the restrictions on use and disclosure set forth herein.

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Section 12.03 Required Disclosures. Nothing in this Agreement shall be construed to restrict the Parties from disclosing Confidential Information as required by Applicable Law or court order or other governmental order or request, provided in each case the Party requested to make such disclosure shall timely inform the other Party and use all reasonable efforts to limit the disclosure and maintain the confidentiality of such Confidential Information to the extent possible. In addition, the Party requested to make such disclosure will cooperate with the other Party to seek to prevent or limit such disclosure by appropriate legal means, to the extent permitted by law and consistent with any applicable deadlines.

Section 12.04 Public Announcements. No public announcement or other disclosure to any Third Party concerning the existence of, terms, or subject matter of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party (not to be unreasonably withheld or delayed) and agreement upon the nature and text of such announcement or disclosure; provided, that each Party shall be entitled to disclose this Agreement or its terms (a) as required by Applicable Law, including any disclosure requirements imposed by a stock exchange or securities regulatory agency, and (b) to such Party’s financial, tax and legal advisors, and to potential investors, corporate partners or acquirers, in each case provided that such persons or entities have confidentiality obligations at least as stringent as set forth in this Article XII. The Party desiring to make any legally-required public announcement or other legally-required disclosure (including those which may be required for recording purposes) shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be at least ten (10) Business Days prior to release of such proposed announcement or disclosure, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the U.S. Securities Exchange Commission and any other Government Authorities, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure. Neither Party shall use the name, trademark, trade name, logo or image of the other Party or its Affiliates in any publicity, press release or other public announcement, including on any website or public forum, without the prior written consent of the other Party, except as permitted under this Section 12.04.

Section 12.05 Publications. Nothing in this Agreement shall prevent either Party from making any scientific publication or public announcement concerning its Development, Manufacturing, use or Commercialization activities with respect to the Products; provided that neither Party shall disclose any Confidential Information of the other Party in any such publication or announcement without obtaining such Party’s prior written consent.

Section 12.06 Bankruptcy. All Confidential Information disclosed by one Party to the other Party (including any Confidential Information developed or created by a Party under this Agreement) shall remain the intellectual property of the disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal (a) that Confidential Information received from the other Party under this Agreement remains the property of the other Party, and (b) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party shall, to the extent permitted by Applicable Law, take all steps necessary or desirable to maintain the confidentiality of the other Party’s Confidential Information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

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Article XIII.

INDEMNIFICATION

Section 13.01 Indemnification of JOT. Aquanova shall defend and indemnify JOT and its Affiliates, and their respective directors, officers, employees, Sublicensees, subcontractors, representatives, agents and counsel, and the successors and assigns of the foregoing (the “JOT Indemnitees”), from and against any and all Losses in connection with any and all Third Party Claims against a JOT Indemnitee, arising from or occurring as a result of: (a) the Formulation Development, Development, Manufacture, use or Commercialization of Product conducted by or on behalf of Aquanova or its Affiliates or their respective Sublicensees or subcontractors, (b) any claim that the Formulation Development Activities, Development, Manufacture, use or Commercialization of any Product infringes any patent, copyright, trademark or other intellectual property right of any Third-Party or misappropriates any trade secret of any Third-Party (except to the extent JOT is required to indemnify Aquanova under Section 13.02), (c) Aquanova’s breach of any representation, warranty or covenant of this Agreement, (d) the negligence or willful misconduct of Aquanova or any of its Affiliates or their respective Sublicensees or subcontractors except, in each case, to the extent that JOT is obligated to indemnify Aquanova under Section 13.02 below.

Section 13.02 Indemnification of Aquanova. JOT shall defend and indemnify Aquanova and its Affiliates and their respective directors, officers, employees, Sublicensees, subcontractors, representatives, agents and counsel and the successors and assigns of the foregoing (the “Aquanova Indemnitees”), from and against any and all Losses in connection with any and all Third Party Claims against an Aquanova Indemnitee, arising from or occurring as a result of: (a) the Development, Manufacture, use or Commercialization of Product by or on behalf of JOT or its Affiliates or their respective Sublicensees or subcontractors (b) any claim that the Development, Manufacture, use or Commercialization of any Product infringes any patent, copyright, trademark or other intellectual property right of any Third-Party or misappropriates any trade secret of any Third Party, solely to the extent such claim relates to the JOT Compound in the Product or a Trademark in the Territory, (c) JOT’s breach of any representation, warranty or covenant of this Agreement, (d) any claim of product liability or damage to person or property or death resulting from the use or consumption of a Product in the Territory, or (e) the negligence or willful misconduct of JOT or any of its Affiliates or their respective Sublicensees or subcontractors, except, in each case, to the extent that Aquanova is obligated to indemnify JOT under Section 13.01.

Section 13.03 Procedure. All indemnification claims in respect of any JOT Indemnitee or Aquanova Indemnitee seeking indemnity under Section 13.01 or Section 13.02 (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 13.01 or Section 13.02, provided, that the failure by the Indemnified Party to provide such prompt notice to the Indemnifying Party shall only be a bar to recovering Losses to the extent that the Indemnifying Party can demonstrate that it was actually prejudiced and directly damaged by such failure. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. At its option, the Indemnifying Party may assume the defense of any indemnification claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Parties receipt of an Indemnification Claim Notice. The assumption of the defense of an indemnification claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the indemnification claim, nor shall its constitute a waiver by the Indemnifying Party of any defense it may assert against the Indemnified Party’s claim for indemnification.

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Section 13.04 Insurance. Each Party shall have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

Section 13.05 Limitation of Liability. EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS UNDER THIS Article XIII OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER Article XII, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, INCLUDING, LOST PROFITS OR LOST REVENUES, ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, even if SUCH PARTY has been advised of the possibility of such damages.

Article XIV.

TERM AND TERMINATION

Section 14.01 Term. Unless this Agreement is terminated earlier in accordance with this Article XIV, the term of this Agreement shall commence on the Effective Date and shall continue, on a Product-by-Product basis, country-by-country until the expiration of the Royalty Term with respect to a Product (the “Term” of this Agreement) in every country. Upon expiration of such Royalty Term and except to the extent a license has already reverted to Aquanova pursuant to Section 14.04, Aquanova shall grant, and hereby grants, a fully paid-up without any additional consideration, non-exclusive, perpetual, irrevocable license under the Joint Patent Rights to Manufacture and Commercialize such Product in the Field in such country.

Termination for Material Uncured Breach. Either Party shall have the right to terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and if such breach or default is not corrected or within sixty (60) days after the breaching Party receives written notice identifying such breach, or if a cure (other than any payment) is not possible in such sixty (60) day period, such longer period (not exceeding 120 days) during which the breaching Party is diligently pursuing a cure. If the Parties cannot agree on a Product Schedule for three Products in a row either Party shall have the right to terminate this Agreement. For the avoidance of doubt, a Party’s decision to terminate a Clinical Trial pursuant to Section 3.04(c) shall not be deemed to be a material breach of its obligations hereunder.

Section 14.02 Termination for Insolvency; Retention of License. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within ninety (90) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination. Notwithstanding the bankruptcy of a Party, or the impairment of performance by a Party of its obligations under this Agreement as a result of bankruptcy or insolvency of such Party, and subject to such other Party’s rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement, the other Party shall be entitled to retain the licenses under the terms and conditions granted herein, and otherwise in accordance with Section 365(n) of the United States Bankruptcy Code.

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Section 14.03 General Effect of Termination.

(a)	Accrued Obligations. Termination of this Agreement or for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

(b)	Return of Materials. Upon any termination of this Agreement, each Party shall promptly return to the other Party all materials, Know-How and other tangible Confidential Information received from the other Party (except one copy of which may be retained by legal counsel for archival purposes); except that if the Agreement is terminated with respect to a Product only, each Party shall so return Confidential Information relating exclusively to the Product.

(c)	Reversion of Rights. Upon any ending of this Agreement, all licenses granted by a Party to the other Party shall be terminated and the rights therein shall revert to the licensor Party;

Section 14.04 Survival. Articles VI, XI, XII, XIII, XIV, XV shall survive the expiration or termination of this Agreement for any reason. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the observation and performance of the aforementioned surviving portions of this Agreement.

Article XV.

MISCELLANEOUS

Section 15.01 Governing Law; Equitable Relief.

(a)	This Agreement, and any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of Germany, without giving effect to any principles, statutory provisions or other rules of choice of law that would require the application of the laws of a different state or country. Place of jurisdiction is Frankfurt am Main/Germany.

(b)	No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

Section 15.02 Alternative Dispute Resolution. The Parties shall try to settle their differences amicably between themselves. If any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement, including the performance or alleged non-performance of a Party of its obligations under this Agreement arises between the Parties (each a “Dispute”), a Party shall, before initiating any proceedings pursuant to this Article XV, notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within twenty (20) days of receipt of the written notice by the other Party, such dispute shall be referred to a member of each of the Party’s Chief Executive Officers, who shall meet in person at least once and use their good faith efforts to resolve the Dispute within thirty (30) days after such referral.

Section 15.03 Arbitration. All disputes or controversies that may arise between the Parties in the interpretation or implementation of this Agreement shall be finally settled by sole arbitration in Geneva, Switzerland in accordance with the Rules of the ICC International Court of Arbitration (ICC Rules). The arbitration shall be conducted in the English language. The award rendered by arbitrator shall be final and binding upon the Parties.

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Section 15.04 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

Section 15.05 Assignment. This Agreement shall not be assignable by either Party without the written consent of the other Party, except that either Party may assign this Agreement, without such consent, to an Affiliate of such Party. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

Section 15.06 Notices. Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx)), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as may be specified in writing to the other Parties hereto:

If to Aquanova:	Aquanova AG
Birkenweg 8-10
64295 Darmstadt
Germany

Attention: Office of the Executive Board
Telephone: +49 6151 66969-0
Email: frank.behnam@aquanova.de

If to JOT:	Jupiter Orphan Therapeutics, Inc.
601 Heritage Drive
Jupiter, FL 33458

	Attention:	Office of the CEO
	Telephone:	+1 561 308-7780
	Email:	c.rosen@jupiterorphan.com

Section 15.07 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, terrorism, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the Parties hereto shall consult with respect to an equitable solution including the possible termination of this Agreement.

Section 15.08 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute JOT or Aquanova as partners or joint ventures in the legal sense. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

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Section 15.09 Severability. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform to such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of the above, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

Section 15.10 Further Assurances. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

Section 15.11 Entire Agreement; Amendments. This Agreement, together with the Exhibits and the Product Schedules, constitute the entire agreement, both written and oral, with respect to the subject matter hereof, and supersedes and terminates all prior or contemporaneous understandings or agreements, whether written or oral, between JOT and Aquanova with respect to such subject matter. Any amendment, modification or supplement of or to any provision of this Agreement, including the Exhibits hereto or any Product Schedule, shall be effective only in a writing and signed by a duly authorized officer of suitable title of the Parties hereto.

Section 15.12 Headings. The captions to the Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

Section 15.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 15.14 Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article”, “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (e) the term “including” means “including without limitation” or “including but not limited to”; and (f) “days” refers to calendar days unless otherwise specified as a “Business Day”. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under the applicable Accounting Standards as applied to a Party. All references to “$” amounts hereunder shall be deemed to be U.S. Dollars, and all payments due hereunder shall be made in U.S. Dollars.

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IN WITNESS WHEREOF, the Parties hereto have caused this Master Development and License Agreement to be duly executed by their authorized representatives effective as of the Effective Date.

AQUANOVA AG		JUPITER ORPHAN THERAPEUTICS, INC.

By:	/s/ Frank Behnam	By:	/s/ Christer Rosen
Name:	Frank Behnam	Name:	Christer Rosen
Title:	Member of the Executive Board	Title:	Chief Executive Officer

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Appendix 1: Active Ingredient specification

Page: 1 / 6

BACHEM

MATERIAL SAFETY DATA SHEET
according to 1907/2006/EC, Article 31

546600

Revision: 05.10.2011
Printing date: 05.10.2011

01 Identification of the substance/mixture and of the company/undertaking

- Product identifier
- Trade name:
  Resveratrol
- Article number:
  new: 4066693 old:
- CAS Number:
  501-36-0
- Relevant identified uses of the substance or mixture and uses advised against
- Application of the substance / the preparation
  Pharma Active ingredients
- Details of the supplier of the safety data sheet
- Manufacturer/Supplier:
  Bachem SA
  Succursale Vionnaz
  Route du Simplon 22
  1895 Vionnaz
  Switzerland
  E-mail msds@bachem.com
  Tel +41 24 482 4444
  Fax +41 24 482 4445
- Further information obtainable from:
  Department: Marketing
- Emergency telephone number:
  +41 44 251 51 51 (Swiss Toxicological Information Centre, CH-Zurich)

02 Hazards identification

- Classification of the substance or mixture
- Classification according to Regulation (EC) No 1272/2008

GHS07

Skin Irrit. 2 - H315 Causes skin irritation.
Eye Irrit. 2 - H319 Causes serious eye irritation.
STOT SE 3 - H335 May cause respiratory irritation.

- Classification according to Directive 67/548/EEC or Directive 1999/45/EC

Xi Irritant

R 36/37/38
Irritating to eyes, respiratory system and skin.

- Information concerning particular hazards for human and environment:
  Not applicable.
- Label elements
- Labelling according to Regulation (EC) No 1272/2008
- Hazard pictograms

GHS07

- Signal word

(continued on page 2)

GB

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Appendix 1: Active Ingredient specification (continued)

Page: 2 / 6

BACHEM

MATERIAL SAFETY DATA SHEET

according to 1907/2006/EC, Article 31

546600

Revision: 05.10.2011
Printing date: 05.10.2011

PRODUCT : Resveratrol

(continued of page 1)

Warning

- Hazard statements
  H315 Causes skin irritation.
  H319 Causes serious eye irritation.
  H335 May cause respiratory irritation.
- Precautionary statements
  P261 Avoid breathing dust/fume/gas/mist/vapours/spray.
  P264 Wash thoroughly after handling.
  P271 Use only outdoors or in a well-ventilated area.
  P302+P352 IF ON SKIN: Wash with plenty of soap and water.
  P403+P233 Store in a well-ventilated place. Keep container tightly closed.
  P501 Dispose of contents/container in accordance with local/regional/ national/international regulations.
- Other hazards
- Results of PBT and vPvB assessment
- PBT:
  Not applicable.
- vPvB:
  Not applicable.

03 Composition/information on ingredients

- Chemical characterization: Substances

CAS No.	*Description*
501-36-0	Resveratrol

- Identification number(s)
- EC number:
  -
- RTECS Number:
  CZ8987000

04 First aid measures

- Description of first aid measures
- After inhalation:
  In case of unconsciousness place patient stably in side position for transportation.
- After skin contact:
  Immediately wash with water and soap and rinse thoroughly.
  Seek immediate medical advice.
- After eye contact:
  Rinse opened eye for several minutes under running water. Then consult a doctor.
- After swallowing:
  Call a doctor immediately.
- Information for doctor:
- Most important symptoms and effects, both acute and delayed
  No further relevant information available.
- Indication of any immediate medical attention and special treatment needed
  No further relevant information available.

05 Firefighting measures

- Extinguishing media
- Suitable extinguishing agents:
  CO2, powder or water spray. Fight larger fires with water spray or alcohol resistant foam.
- Special hazards arising from the substance or mixture
  No further relevant information available.
- Advice for firefighters
- Protective equipment:
  No special measures required.

GB

(continued on page 3)

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Appendix 1: Active Ingredient specification (continued)

BACHEM
MATERIAL SAFETY DATA SHEET
according to 1907/2006/EC, Article 31
Page: 3 / 6

546600

Revision: 05.10.2011
Printing date: 05.10.2011

PRODUCT : Resveratrol

(continued of page 2)

06 Accidental release measures

- Personal precautions, protective equipment and emergency procedures
  Avoid formation of dust.
  Use respiratory protective device against the effects of fumes/dust/ aerosol.
  Wear protective clothing.
- Environmental precautions:
  Suppress gases/fumes/haze with water spray.
- Methods and material for containment and cleaning up:
  Pick up mechanically.

07 Handling and storage

- Handling:
- Precautions for safe handling
  Open and handle receptacle with care.
  Prevent formation of dust.
  Work only in fume cupboard.
- Information about fire - and explosion protection:
  Keep respiratory protective device available.

- Conditions for safe storage, including any incompatibilities
- Storage:
- Requirements to be met by storerooms and receptacles:
  No special requirements.
- Information about storage in one common storage facility:
  Store away from foodstuffs.
- Further information about storage conditions:
  Keep container tightly sealed.
  Store in dry conditions.
- Recommended storage temperature:
  ~~20 +/- 5 °C~~ Room temperature
- Specific end use(s)
  No further relevant information available.

BACHEM
Succursale de Vionnaz
Route du Simplon 22
CH - 1895 Vionnaz
12.11.2011

08 Exposure controls/personal protection

- Control parameters
- Ingredients with limit values that require monitoring at the workplace:

CAS No.	*Designation of material*
Not required.	

- Additional information:
  The lists valid during the making were used as basis.

- Exposure controls
- Personal protective equipment:
- General protective and hygienic measures:
  Keep away from foodstuffs, beverages and feed.
  Immediately remove all soiled and contaminated clothing
  Store protective clothing separately.
  Avoid contact with the eyes and skin.
- Respiratory protection:
  In case of brief exposure or low pollution use respiratory filter device. In case of intensive or longer exposure use self-contained respiratory protective device.
  Use suitable respiratory protective device in case of insufficient ventilation.
- Protection of hands:
  The glove material has to be impermeable and resistant to the product/ the substance/ the preparation.
  Due to missing tests no recommendation to the glove material can be given for the product/ the preparation/ the chemical mixture.
  Selection of the glove material on consideration of the penetration times, rates of diffusion and the degradation
  Protective gloves
- Material of gloves

(continued on page 4)

GB

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Appendix 1: Active Ingredient specification (continued)

BACHEM

MATERIAL SAFETY DATA SHEET
according to 1907/2006/EC, Article 31

Page: 3 / 6

546600

Revision: 05.10.2011
Printing date: 05.10.2011

PRODUCT : Resveratrol

(continued of page 2)

06 Accidental release measures

- Personal precautions, protective equipment and emergency procedures
  Avoid formation of dust.
  Use respiratory protective device against the effects of fumes/dust/ aerosol.
  Wear protective clothing.
- Environmental precautions:
  Suppress gases/fumes/haze with water spray.
- Methods and material for containment and cleaning up:
  Pick up mechanically.

07 Handling and storage

- Handling:
- Precautions for safe handling
  Open and handle receptacle with care.
  Prevent formation of dust.
  Work only in fume cupboard.
- Information about fire - and explosion protection:
  Keep respiratory protective device available.

- Conditions for safe storage, including any incompatibilities
- Storage:
- Requirements to be met by storerooms and receptacles:
  No special requirements.
- Information about storage in one common storage facility:
  Store away from foodstuffs.
- Further information about storage conditions:
  Keep container tightly sealed.
  Store in dry conditions.
- Recommended storage temperature:
  ~~-20 +/- 5 °C~~ Room temperature
- Specific end use(s)
  No further relevant information available.

BACHEM
Succursale de Vionnaz
Route du Simplon 22
CH - 1895 Vionnaz
12.11.2011

08 Exposure controls/personal protection

- Control parameters
- Ingredients with limit values that require monitoring at the workplace:

CAS No.	***Designation of material***
Not required.	

- Additional information:
  The lists valid during the making were used as basis.

- Exposure controls
- Personal protective equipment:
- General protective and hygienic measures:
  Keep away from foodstuffs, beverages and feed.
  Immediately remove all soiled and contaminated clothing
  Store protective clothing separately.
  Avoid contact with the eyes and skin.
- Respiratory protection:
  In case of brief exposure or low pollution use respiratory filter device. In case of intensive or longer exposure use self-contained respiratory protective device.
  Use suitable respiratory protective device in case of insufficient ventilation.
- Protection of hands:
  The glove material has to be impermeable and resistant to the product/ the substance/ the preparation.
  Due to missing tests no recommendation to the glove material can be given for the product/ the preparation/ the chemical mixture.
  Selection of the glove material on consideration of the penetration times, rates of diffusion and the degradation
  Protective gloves
- Material of gloves

(continued on page 4)

GB

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Appendix 1: Active Ingredient specification (continued)

BACHEM

MATERIAL SAFETY DATA SHEET
according to 1907/2006/EC, Article 31

Page: 4 / 6

546600

Revision: 05.10.2011
Printing date: 05.10.2011

PRODUCT : Resveratrol

(continued of page 3)

The selection of the suitable gloves does not only depend on the material, but also on further marks of quality and varies from manufacturer to manufacturer.

- Penetration time of glove material

  The exact break through time has to be found out by the manufacturer of the protective gloves and has to be observed.
- Eye protection:

  Safety glasses

  Tightly sealed goggles

09 Physical and chemical properties

Information on basic physical and chemical properties	
General Information	
Appearance:	
Form:	Powder
Colour:	White, Whitish
Odour:	Nearly odourless
Odour threshold:	Not determined.
Molecular Weight	228,2500 g/mol
Change in condition	
Boiling point/Boiling range:	Undetermined.
Flash point:	Not applicable.
Flammability (solid, gaseous):	Not applicable.
Ignition temperature:	
Decomposition temperature:	Not determined.
Self-igniting:	Not determined.
Danger of explosion:	Not determined.
Explosion limits:	
Lower:	Not determined.
Upper:	Not determined.
Vapour pressure:	Not determined.
Density:	Not determined.
Solubility in / Miscibility with	
water:	Not determined.
Viscosity:	
Dynamic:	Not determined.
Kinematic:	Not determined.
Other information	No further relevant information available.

10 Stability and reactivity

- Reactivity
- Chemical stability
- Thermal decomposition / conditions to be avoided:

  No decomposition if used according to specifications.
- Possibility of hazardous reactions

  No dangerous reactions known.
- Conditions to avoid

  No further relevant information available.
- Incompatible materials:

  No further relevant information available.
- Hazardous decomposition products:

  No dangerous decomposition products known.

GB

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Appendix 1: Active Ingredient specification (continued)

BACHEM

MATERIAL SAFETY DATA SHEET

according to 1907/2006/EC, Article 31

Page: 5 / 6

546600

Revision: 05.10.2011
Printing date: 05.10.2011

PRODUCT : Resveratrol

(continued of page 4)

11 Toxicological information

- Information on toxicological effects
- Acute toxicity:
  No further relevant information available.
- Primary irritant effect:
- on the skin:
  Irritant to skin and mucous membranes.
- on the eye:
  Irritating effect.
- Sensitization:
  No sensitizing effects known.

12 Ecological information

- Toxicity
- Acquatic toxicity:
  No further relevant information available.
- Persistence and degradability
  No further relevant information available.
- Behaviour in environmental systems:
- Bioaccumulative potential
  No further relevant information available.
- Mobility in soil
  No further relevant information available.
- Additional ecological information:
- General notes:
  Not known to be hazardous to water.
- Results of PBT and vPvB assessment
- PBT:
  Not applicable.
- vPvB:
  Not applicable.
- Other adverse effects
  No further relevant information available.

13 Disposal considerations

- Waste treatment methods
- Waste disposal key:
  18 02 05

- Uncleaned packaging:
- Recommendation:
  Disposal must be made according to official regulations.

14 Transport information

- Land transport ADR/RID (cross-border)

ADR/RID class: -

- Maritime transport IMDG:

IMDG Class: -

- Air transport ICAO-TI and IATA-DGR:

ICAO/IATA Class: -

- Environmental hazards:
  Not applicable.
- Transport in bulk according to Annex II of MARPOL73/78 and the IBC Code

(continued on page 6)

GB

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Appendix 1: Active Ingredient specification (continued)

Muster 1x 0,1kg

BACHEM 28.01.2016

PIONEERING PARTNER FOR PEPTIDES

AGT-Nr.: 10578/237

Certificate of Analysis

Product	**RESVERATROL**
Article number	**4066693**
Lot number	**5000901**
Date of Manufacture	December, 2011
Date of Retest	December, 2016
Date of Release	January 18, 2012
Analysis number	76765
Release number	12814
Specifications	Conform to current internal specifications
Quantity	**100 g** **to AQUANOVA**
Storage Conditions	Room temperature

Tests	**Specifications**	**Results**
Description		
Visual inspection	White to off-white powder	Complies
Identification		
IR spectrometry <197A>	Complies with reference	Complies
Purity		
Heavy metals <231> method II	NMT 0.001%	< 0.001%
Water content <921> method Ia	NMT 1.0%	0.1%
Residue on ignition <281>	NMT 0.1%	0.00%
Residual solvents (2.2.24)		
Acetone	NMT 0.5%	< 0.01%
Ethanol	NMT 0.5%	0.09%
Dichloromethane	NMT 0.06%	< 0.01%
Related substances by HPLC <621>		
Cis-resveratrol	NMT 0.5%	< 0.01%
3,4,5'-tribenzyloxyl-trans-stilbene	NMT 0.5%	Not detected
N,N-dimethylaniline	NMT 0.01%	Not detected
3-O-Benzylresveratrol	NMT 0.5%	0.05%
2-Benzylresveratrol	NMT 0.5%	Not detected
4-Benzylresveratrol	NMT 0.5%	0.08%
Any unknown impurity	NMT 0.10%	0.02%
Sum of unknown impurities	NMT 1.0%	0.05%
Assay		
HPLC <621>	98.5% to 101.5% (anhydrous basis)	99.3%

I hereby certify that the above information is authentic and accurate. This batch of product has been manufactured, including packaging and quality control at Bachem SA in Vionnaz / Switzerland in full compliance with the GMP requirements of the local Regulatory Authority and according to the ICH Q7 Guideline for APIs. The batch processing, packaging and analysis records were reviewed and found to be in compliance with GMP.

Date: January 25, 2016
Bachem SA

/s/ Alain Hildebrandt
Alain Hildebrandt, Ph.D.
QC Manager

/s/ Nicolas Aeby
Nicolas Aeby, Ph.D.
Deputy QA Manager

Bachem SA
Succursale de Vionnaz
Route du Simplon 22
CH-1895 Vionnaz
Switzerland
Tel +41 24 482 44 44
Fax +41 24 482 44 45
www.bachem.com

SOP 6 04 42 01 0

Certificate of Analysis
page 1 of 1

28.01.2016

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Appendix 2: Formulation of Active Ingredient

AQUANOVA AG
Birkenweg 8 - 10
64295 Darmstadt / Germany

zuständig / *responsible*: Tanja Müller
Tel. / *Phone*: +49 6151 66969-17
Fax: +49 6151 66969-29
E-Mail: tanja.mueller@aquanova.de
Internet: www.aquanova.de

Produktdatenblatt / *Product Data Sheet*

NovaSOL® Resveratrol

10%iges Resveratrol-Solubilisat / *10 % Resveratrol-solubilisate*

Artikel Nr. / *Article No.*	EW0380/1
Inhaltsstoffe / *Ingredients*	a) Polysorbat 80 (E433) / *Polysorbate 80 (E433)* (Polyoxyethylen-sorbitan-monooleat / *Polyoxyethylene-sorbitan-monooleate*) CAS-Nr. / *No.* 9005-65-6
	b) Polysorbat 20 (E432) / *Polysorbate 20 (E432)* (Polyoxyethylen-sorbitan-monolaurat / *Polyoxyethylene-sorbitan-monolaurate*) CAS-Nr. / *No.* 9005-64-5
	c) Resveratrol CAS-Nr. / *No.* 501-36-0
	d) Mischtocopherole (E306) in Pflanzenöl / *Mixed Tocopherols (E306) in vegetable oil* CAS-Nr. / *No.* 59-02-9; 16698-35-4; 54-28-4; 119-13-1
	e) Mittelkettige Trigyceride / Medium chain triglyceride CAS-Nr. / *No.* 73 398-61-5

Spezifikation / *Specification*

Beschreibung / *Description*	
pur / *pure*	hellbraun / *light brown* viskos / *viscous*
gelöst in Wasser / *solved in water* (1 : 50)	leicht gelblich / *slightly yellowish* klare Lösung / *clear solution*
Resveratrol-Gehalt / *Content of Resveratrol*	mind. 10 % Resveratrol, in Micellen eingeschlossen / min. 10 % Resveratrol, *included in micelles* Methode / *Method:* HPLC
Dichte / *Density*	1.05 – 1.15 g/cm^3 (20°C) Methode: Aräometer / *Method*: *Areometer*

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Trübung / *Turbidity*	≤ 50 FNU (Skala / *Scale* 0.1 – 1100 FNU) gelöst in Wasser / *solved in water* (1 : 50) Methode: Trübungsmessung gem. EN ISO 7027 / *Method*: *Turbidimetry* according *to EN ISO 7027*
pH-Wert / *pH value*	6 – 8 gelöst in Wasser / *solved in water* (1 : 50) Methode: potentiometrisch / *Method*: *potentiometric*
Mikrobiologie / *Microbiology*	
Gesamtkeimzahl / *Total aerobic plate count*	≤ 1000/g
Hefen+Schimmelpilze / *Yeast+molds*	≤ 100/g
E.coli	neg. in 1 g
Coliforme Keime / *Coliforms*	neg. in 1 g Methode / *Method*: Ph. Eur. (aktuelle Ausgabe / *relevant version)*
Lagerung / *Storage*	Dunkel und kühl (< 25°C) / *In a dark and cool place* (< 25°C)
Mindesthaltbarkeit / *Minimum shelf-life*	12 Monate (bei ungeöffneter Originalverpackung) / 12 *months (unopened in original container)*
Produkthinweis / *Product information*	Das Produkt (Konzentrat) ist ein Solubilisat mit Micellarstruktur (Produktmicellen). / *The product (concentrate) is a solubilisate with a micelle structure (product micelles).*
Anwendung / Application	<u>Beispiel:</u> Setzt man für Therapiezwecke das Verabreichen von 3500 mg des nativen Form des Resveratrol-Rohstoffes zugrunde, so gilt folgende Berechnung: (pro Tag) 3 Kapselfüllungen à 675 mg (2025 mg) NovaSOL® Resveratrol = 200 mg Wirkstoff Resveratol und 100 mg Mischtocopherol Bei einem BV-Faktor von 1 : 17 gilt: 200 mg x 17 = 3400 mg Reinsubstanz Resveratrol Bei der Verwendung des Produktes sind die nationalen und lokalen gesetzlichen Vorschriften zu beachten. / *<u>Example:</u>* *Based on 3500 mg Resveratrol in native form for therapeutic purposes, the following calculation applies: (per day)* *3 capsules á 675 mg (2025 mg) NovaSOL® Resveratrol* *= 200 mg active Resveratrol and 100 mg Mixed tocopherols* *If bioavailability factor is 1 : 17:* *200 mg x 17 = 3400 mg pure Resveratrol* *Product use is subject to individual national and local legal regulatory.*

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Verarbeitungshinweis / ***Processing note***	Immer das Solubilisat unter Rühren ins Wasser einarbeiten – nicht umgekehrt! Details zur spezifischen Anwendung und Verarbeitung sind ggf. in dem Produktfolder zu finden. / *During the mixing process, the solubilisate must be stirred into the water and not vice versa!* *Further details regarding specific application and processing characteristics are available in the product folder if applicable.*

Erstelldatum / *Date*	07.04.2016
Ersetzt Version vom / ***Replaced version of***	Neuerstellung / *First edition/version*

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Appendix 3: Joint Patent Rights

Appendix 3: Joint Patent Rights (continued)

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Blumbach · Zinngrebe Seite 20

Zusammenfassung

Die Erfindung betrifft ein Solubilisat bestehend aus Resveratrol, Polysorbat 80 und Polysorbat 20 sowie zumindest einem mittelkettigen Triglycerid und Tocopherol zur Verwendung als Arzneimittel. Das Solubilisat kann als Arzneimittel bei der Behandlung von Morbus Alzheimer, Friedreich-Ataxie, lysomale Krankheiten, insbesondere Morbus Tay-Sachs, Krebs, Diabetes, Arteriosklerose, Herzkrankheiten, Arthritis und/oder Autoimmunkrankheiten verwendet werden.

20

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Appendix 4: German Utility model DE 20 2009 016 292 U1

(19) Deutsches
Patent- und Markenamt

(10) **DE 20 2009 016 292 U1** 2011.05.12

(12) # Gebrauchsmusterschrift

(21) Aktenzeichen: **20 2009 016 292.3**
(22) Anmeldetag: **01.12.2009**
(47) Eintragungstag: **07.04.2011**
(43) Bekanntmachungstag im Patentblatt: **12.05.2011**

(51) Int Cl.: ***B01F 17/34*** (2006.01)
***C07H 13/06*** (2006.01)
***A23L 1/035*** (2006.01)
***A23L 1/30*** (2006.01)
***A23L 2/52*** (2006.01)
***A61K 8/60*** (2006.01)
***A61K 47/26*** (2006.01)

(73) Name und Wohnsitz des Inhabers:
**AQUANOVA AG, 64295 Darmstadt, DE**

(74) Name und Wohnsitz des Vertreters:
**Blumbach Zinngrebe, 64283 Darmstadt**

**Die folgenden Angaben sind den vom Anmelder eingereichten Unterlagen entnommen**

(54) Bezeichnung: **Als Emulgator wirkende Zusammensetzung für wasserlösliche Solubilisate hydrophober Verbindungen**

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